[LIGAND LETTERHEAD



Contacts:
Ligand Pharmaceuticals Incorporated               Lippert/Heilshorn & Associates
John L. Higgins, President and CEO                Don Markley
Erika Luib, Investor Relations                    dmarkley@lhai.com
(858) 550-7896                                    (310) 691-7100


             Ligand Pharmaceuticals Announces Third Quarter Results

             Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO (November 8, 2007) - Ligand Pharmaceuticals Incorporated (NASDAQ:
LGND) (the "Company" or "Ligand") today announced financial results for the three and nine months ended September 30, 2007 and provided a business update.

Third Quarter Results



         The Company sold its commercial oncology product line in October 2006 and sold its AVINZA(R) product line in February 2007. The results of operations related to these products have been reflected as discontinued operations for all reporting periods discussed below.
         Total revenues for the third quarter of 2007 were $5.5 million, compared with no revenues for the third quarter of 2006. Royalty revenues for the third quarter of 2007 were $5.2 million, and collaborative research and development and other revenues for the third quarter of 2007 were $0.3 million.
         Operating costs and expenses for the third quarter of 2007 were $14.7 million down from $22.5 million for the same 2006 period. The decrease was due primarily to the reduction in headcount as a result of the Company's restructuring during the first quarter of 2007. Operating costs and expenses for the third quarter of 2007 include $0.9 million of stock-based compensation expense, compared with $1.7 million for the same 2006 period. The loss from continuing operations for the third quarter of 2007 was $4.9 million, or $0.05 per share, compared with a loss from continuing operations of $22.2 million, or $0.28 per share, for the third quarter of 2006. Income from discontinued operations in the third quarter of 2007 was $6.1 million, or $0.06 per share, compared with $7.3 million, or $0.09 per share, in the comparable 2006 quarter.
         Net income for the third quarter of 2007 was $1.2 million, or $0.01 per diluted share, compared with a net loss of $14.9 million, or $0.19 per share, in the third quarter of 2006.
         As of September 30, 2007, Ligand had cash, cash equivalents, short-term investments and restricted investments of $100 million. In addition, there was approximately $27 million of cash held in escrow and trust accounts as of September 30, 2007 to support potential indemnifiable claims by purchasers of the Company's commercial products and by certain current and former members of our Board of Directors. In March 2007, the Company's Board of Directors authorized up to $100 million in share repurchases. As of November 8, 2007, the Company had repurchased 5.9 million shares for a total of $38.3 million and had
95.4 million shares outstanding.
         "Our internal and partnered development programs continue to make progress and the results this quarter reflect our focus on maintaining financial and operating efficiency," said John L. Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. "We are on track for value building events in the near term. We expect key activities relating to our partnered programs over the next few months and in early December, we plan to present data on our lead compound, LGD-4665, at the American Society of Hematology 49th Annual Meeting in Atlanta."

Year-to-Date Results
         Total revenues for the nine months ended September 30, 2007 were $7.1 million, compared with $4.0 million for the first nine months of 2006. Royalty revenues for the first nine months of 2007 were $6.6 million, compared with no royalty revenues for the same period in 2006.
         Operating costs and expenses for the first nine months of 2007 were $60.7 million, compared with $58.8 million for the same period in 2006. The increase was primarily due to one-time expenses recognized during the first nine months of 2007 related to the Company's restructuring. Operating costs and expenses for the nine months ended September 30, 2007 include $6.9 million of stock-based compensation expense, compared with $3.5 million for the same period in 2006. The loss from continuing operations for the first nine months of 2007 was $29.4 million, or $0.30 per share, compared with a loss from continuing operations of $53.0 million, or $0.68 per share, for the first nine months of 2006. Income from discontinued operations for the first nine months of 2007 was $305.2 million, or $3.08 per share, compared with a loss from discontinued operations of $120.1 million, or $1.53 per share, for the first nine months of 2006.
         Net income for the nine months ended September 30, 2007 was $275.8 million, or $2.78 per share, compared with a net loss of $173.1 million, or $2.21 per share, for the same period in 2006.

Key Program Updates
LGD-4665 - TPO Mimetic: Ligand continues to advance LGD-4665 (small molecule, non-peptide TPO mimetic) through clinical development. The Company has completed the Phase I multi-dose escalation study and will be presenting the results at the annual American Society of Hematology (ASH) meeting on December 8, 2007.

GlaxoSmithKline - TPO Mimetic, Eltrombopag: Ligand's partner GlaxoSmithKline reported in October 2007 that it expects to submit an NDA for eltrombopag (Promacta) by year-end for the treatment of short-term ITP. In addition, two Phase III trials were initiated in the fourth quarter of 2007 for hepatitis C.

Wyeth - SERM (selective estrogen receptor modulator), Bazedoxifene:
Significant announcements and developments for Ligand's partner Wyeth included:
     o Submitted complete response to the FDA approvable letter received in April 2007 for bazedoxifene (Viviant) for the prevention of osteoporosis: the FDA set an action date by the end of December 2007 for this product.
     o Filed a separate NDA with the FDA for bazedoxifene (Viviant) for the treatment of osteoporosis; FDA action is expected by the end of May 2008.
     o Filed an MAA in Europe for bazedoxifene (Viviant) in the treatment and prevention of osteoporosis in September 2007; in connection with this filing, Ligand received a $250,000 milestone payment.
     o Reported that additional work will need to be completed before filing an NDA for bazedoxifene CE (Aprela) for menopausal symptoms and osteoporosis.
     o Announced that Aprela significantly reduced hot flashes in symptomatic post-menopausal women and improved symptoms of vulvar and vaginal atrophy; NDA filing for Aprela now projected for the second quarter of 2008.

Pfizer - SERM, Lasofoxifene: Ligand's partner Pfizer plans to resubmit an NDA for lasofoxifene (Oporia) by the end of 2007. Pfizer expects that the results from the PEARL (Postmenopausal Evaluation and Risk Reduction with Lasofoxifene) study will address the FDA's requirements in terms of safety and benefits for this product.

LGD-3303 - SARM: Ligand is conducting pre-clinical studies to prepare LGD-3303 (SARM product candidate) for an IND filing and the initiation of clinical trials in 2008. In the third quarter, Ligand announced findings that suggest the potential for LGD-3303 to be useful either as a single agent or in combination with conventional bisphosphonate therapy. The data suggest that LGD-3303 may provide a safe and effective new drug for the treatment of osteoporosis, including in patients that have had an inadequate response to bisphosphonate treatment.

Conference Call

         Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone please dial (877) 356-5578 from the U.S. or (706) 679-0565 from outside the U.S. A replay of the call will be available until December 8, 2007 at 5:30 p.m. Eastern time by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering passcode 22432883. Individual investors can access the live and archived Webcast through Ligand's web site at www.ligand.com.

About Ligand Pharmaceuticals

         Ligand discovers and develops new drugs that address critical unmet medical needs of patients with thrombocytopenia, hepatitis C, certain types of cancer, hormone-related diseases, osteoporosis and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors.

Forward-Looking Statements

         This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Actual events or results may differ from Ligand's expectations. For example, we also may not receive expected royalties on AVINZA(R) from King Pharmaceuticals or any other partnered products or from research and development milestones. In addition, our partners may change their plans or timetables regarding our partnered products and expected regulatory actions (e.g., filings, approvals, etc.) may be delayed or may not occur. Any payments expected from third parties may not be received by us due to third party intellectual property or contract restrictions and any amounts received by us may be subject to third party claims. We may not be able to timely or successfully advance any product(s) in our pipeline, for example, LGD-4665 and LGD-3303. In addition, we may have indemnification obligations to King Pharmaceuticals in connection with the sales of the AVINZA. Further, we may not be able to fully complete our reductions in workforce on any particular or expected timeframe, we may not realize the expected operating savings due to our restructuring and we may not be able to successfully or timely complete our early stage programs or any specific business or research initiative(s). In addition, we may not be able to successfully implement our strategy, and continue the development of our proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce our stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov including our form 10-Q filed with the SEC on November 8, 2007. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

                               [Tables to follow]

                       LIGAND PHARMACEUTICALS INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        (in thousands, except share data)



                                                                   Three Months Ended                Nine Months Ended
                                                                     September 30,                     September 30,
                                                                    2007             2006            2007            2006
                                                                    ----             ----            ----            ----


Revenues:
  Royalties                                                    $       5,229   $     ---          $      6,639    $    --
  Collaborative research and development and other revenues              250         ---                   485         3,977
      Total revenues                                                   5,479         ---                 7,124         3,977
                                                                                                         -----    ----------
Operating costs and expenses:
  Research and development                                             9,838         10,159            34,191         28,664
  General and administrative                                           4,856         12,293            26,539         30,137
                                                                ------------   ------------      ------------     ----------
          Total operating costs and expenses                          14,694         22,452            60,730         58,801
                                                                ------------   ------------      ------------     ----------
Accretion of deferred gain on sale leaseback                             491         --                 1,473             --
                                                                ------------   ------------      ------------     ----------
Loss from operations                                                  (8,724)       (22,452)          (52,133)      (54,824)
                                                                -------------  -------------     -------------    ----------
Other income                                                           1,502            265             6,917          1,779
                                                                ------------   --------------    -------------    ----------
Loss before income taxes                                              (7,222)       (22,187)          (45,216)      (53,045)
Income tax benefit                                                     2,360         --                15,779         --
                                                                -------------  ------------      ------------     ----------
Loss from continuing operations                                       (4,862)       (22,187)          (29,437)      (53,045)
                                                                -------------  -------------     -------------    ----------
Discontinued operations:
  Income (loss) from discontinued operations before income               ---          7,284              5,993     (120,010)
  taxes
  Gain  on sale of AVINZA Product Line before income taxes             6,892            ---            317,306           ---
  Adjustment to gain on sale of Oncology Product Line before
    income taxes                                                      (2,138)           ---              7,669           ---
  Income tax benefit (expense) on discontinued operations              1,356           (17)            (25,781)         (52)
                                                                -------------   ---------   ----  ------------    ----------
         Discontinued operations                                       6,110          7,267           305,187      (120,062)
                                                                ------------    -----------       -----------     ----------
Net income (loss)                                              $       1,248   $    (14,920)     $    275,750    $ (173,107)
                                                                ============   ==============    =============     =========

Basic and diluted per share amounts:
   Loss from continuing operations                                $    (0.05)  $      (0.28)         (0.30)      $    (0.68)
   Discontinued operations                                              0.06            0.09           3.08           (1.53)
                                                                 ------------     -----------       ---------        -------
   Net income (loss)                                              $     0.01   $      (0.19)      $    2.78      $    (2.21)
                                                                ============   =============      ===========       ========
   Weighted average number of common shares                       96,541,752      78,670,137     99,020,141       78,239,868
                                                                ============   =============     ============     ==========

                       LIGAND PHARMACEUTICALS INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                      September 30, 2007          December 31, 2006
                                                                    -----------------------     --------------------
Assets
Current assets:
  Cash, cash equivalents, short-term investments and restricted
    cash                                                          $         98,392                $        210,662
  Other current assets                                                       2,643                          24,895
  Current portion of co-promote termination payments
    receivable                                                              14,740                             ---
                                                                    ----------------                 ---------------
     Total current assets                                                  115,775                         235,557


Restricted investments                                                       1,411                           1,826
Property and equipment, net                                                  3,434                           5,551
Acquired technology and product rights, net                                     --                          83,083
Long-term portion of co-promote termination payments
receivable                                                                  80,935                             ---
Restricted cash indemnity account                                            9,969                             ---
Other assets                                                                    --                              36
                                                                    -------------------          -------------------
        Total assets                                              $        211,524                         326,053
                                                                    ==================      ========================

Liabilities and Stockholders' Equity
Current liabilities:

  Accounts payable and accrued liabilities                        $                 41,318        $         58,768

  Current portion of deferred revenue, net                                              --                  57,981

  Current portion of deferred gain                                                   1,964                   1,964
  Current portion of co-promote termination liability                               14,740                  12,179

  Other current liabilities                                                          1,810                   2,168

  Note payable                                                                          --                  37,750
                                                                    -----------------------     ---------------------
     Total current liabilities                                                      59,832                 170,810

Long-term portion of co-promote termination liability                               80,935                  81,149
Long-term portion of deferred gain                                                  25,747                  27,220

Other long-term liabilities                                                          6,375                   7,177
                                                                    -----------------------     ---------------------
     Total liabilities                                                             172,889                 286,356

Common stock subject to conditional redemption                                      12,345                  12,345
Stockholders' equity                                                                26,290                  27,352
                                                                    -----------------------     ---------------------
          Total liabilities and stockholders' equity                $              211,524        $        326,053
                                                                    =======================     =====================


                                      # # #
                                                                               6